Exhibit 99.1

Contacts:	Investors:
Anna Marie Dunlap
SVP Investor Relations
Corinthian Colleges, Inc.
714-424-2678

Media:
Robert Jaffe
Pondel Wilkinson, Inc.
310-279-5969

CORINTHIAN COLLEGES REPORTS

FISCAL 2008 FIRST QUARTER

New Student Starts Up 13%

Total Student Population Up 6.5%

Santa Ana, CA, October 30, 2007 – Corinthian Colleges, Inc. (NASDAQ:COCO) reported financial results today for the first quarter ended September 30, 2007. The results were at the high end of our guidance for revenue and earnings per share.

“Our company-wide initiatives to revitalize growth and improve service to students are beginning to produce results,” said Jack D. Massimino, Corinthian’s chief executive officer. “In particular, more effective advertisements, brand consolidation, and a shift toward national advertising helped generate positive growth over the past several months. In the first quarter, new student growth increased 13%, and we expect growth of 8% – 9% in fiscal 2008. Over time, we believe that a higher student population will allow us to achieve greater economies of scale, improve facility utilization, and expand margins.”

Comparing the first quarter of fiscal 2008 with the same quarter of the prior year (Data is for continuing operations only, unless otherwise noted. More detail is provided in the “Discontinued operations” section below and in the table which accompanies this release.):

•	Net revenue was $247.5 million versus $222.1 million, up 11.5%.

•	Total student population at September 30, 2007 was 67,445 versus 63,329, an increase of 6.5%.

•	Total student starts were 28,310 versus 25,045, an increase of 13.0%. Including discontinued operations, starts increased 12.1%.

•	Operating income was $6.4 million, compared with $3.1 million. Q1 07 included $1.8 million in expenses related to the review of historic stock option grants.

•	Income from continuing operations was $4.2 million, compared with $2.3 million. Net loss from discontinued operations was $2.2 million.

•	Diluted earnings per share were $0.05 versus $0.03. The diluted loss per share from discontinued operations was $0.03.

Q1 08 Financial Review

Discontinued operations – As previously reported, during fiscal 2008 we expect to divest the CDI campuses outside of the Ontario, Canada province, as well as the WyoTech Boston campus. Until the divestitures occur, these campuses will be accounted for as discontinued operations. In Q4 07, discontinued operations lost $6.5 million, net of tax, including a write-down of $5.4 million for long-term asset impairment. In Q1 08, discontinued operations lost $2.2 million.

Educational services expenses were 59.4% of revenue in Q1 08 versus 58.6% in Q1 07. The increase was mainly the result of higher bad debt expense. Bad debt expense was 6.3% of revenue in Q1 08 versus 5.6% in Q1 07. The increase is partially the result of higher than expected start growth and related delays in financial aid processing.

Marketing and admissions expenses were 27.4% of revenue in Q1 08 versus 27.6% in Q1 07. Advertising costs declined as a percent of revenue, offset by increased admissions representative staffing.

General and administrative expenses were 10.6% of revenue in Q1 08 versus 12.4% in Q1 07. Expenses in Q1 07 were higher than usual, as they included professional fees related to the review of historic stock option grants.

Operating margin – As a result of the factors outlined above, our operating margin from continuing operations was 2.6% in Q1 08 versus 1.4% in Q1 07.

Cash, restricted cash and marketable securities totaled $22.1 million at September 30, 2007, compared with $114.8 million at June 30, 2007. The higher cash balance at June 30, 2007 included approximately $80.0 million in temporary borrowing.

Cash flow from operations, including discontinued operations, was ($1.0) million in Q1 08 versus $17.9 million in Q1 07. The decrease in cash flow was primarily the result of lower prepaid tuition, a settlement payment to the California Attorney General, and severance payments associated with discontinued operations.

Capital expenditures were $11.6 million in Q1 08 compared with $16.9 million in Q1 07.

Regulatory Update

On October 17, 2007, we reported that the Office of the Inspector General of the United States Department of Education (OIG/DOE) served a search warrant at the Company’s National School of Technology (NST) campus in Fort Lauderdale, Florida. The warrant sought a broad range of documents and records. Two other campuses in the area (not affiliated with Corinthian) received similar search warrants. As a result of the OIG/DOE investigation, the NST Fort Lauderdale campus was closed on October 17 and re-opened the following day. The campus has approximately 670 students, or 1% of our total student population. We are cooperating with the OIG/DOE, but have not yet been informed as to the nature of the investigation. In addition, we received notice that the DOE has placed NST Fort Lauderdale and its main campus, NST Kendall, on reimbursement status.

Guidance

Please note that the following guidance pertains to continuing operations and excludes any one-time charges.

In the second quarter of fiscal 2008, we expect start growth of 7% – 8%, revenue to range from $265 – $270 million, and diluted earnings per share to be approximately $0.09 – $0.11.

For fiscal 2008, we expect start growth to be 8% – 9%, revenue to range from $1.050 – $1.070 billion, and diluted earnings per share to be at the high end of our previously issued guidance of $0.40 – $0.45.

Conference Call Today

We will host a conference call today at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time), for the purpose of discussing first quarter results. The call will be open to all interested investors through a live audio web cast at www.cci.edu (Investor Relations/Webcasts & Presentations) and www.earnings.com. The call will be archived on www.cci.edu after the call. A telephonic playback of the conference call will also be available through 5:00 p.m. EDT, Tuesday, November 6, 2007. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and enter passcode 69797298.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America. The Company’s mission is to prepare students for careers in demand or for advancement in their chosen field. Corinthian offers diploma programs and associate’s, bachelor’s, and master’s degrees in a variety of high-demand occupational areas, including healthcare, business, criminal justice, transportation technology and maintenance, construction trades and information technology. More information can be found on Corinthian’s website at www.cci.edu.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include those pertaining to start growth, improved facility utilization, higher margins, and projections included under the heading “Guidance” above. Many other factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements, including: risks associated with variability in the expense and effectiveness of the company’s advertising and promotional efforts; unfavorable changes in the cost or availability of alternative loans for our students; the uncertain future impact of the new student information system; increased competition; the Company’s effectiveness in its regulatory compliance efforts; the outcome of the OIG/DOE investigation; the outcome of pending litigation against the company; the outcome of ongoing reviews and inquiries by accrediting, state and federal agencies; general labor market conditions; and other risks and uncertainties described in the Company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the Company are not necessarily indicative of its future prospects. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Corinthian Colleges, Inc.

(In thousands, except per share data)

Consolidated Statements of Operations

	For the three months ended September 30,
	2007	2006
	(Unaudited)	(Unaudited)
Net revenues	$247,521	$222,089
Operating expenses:
Educational services	147,070	130,216
General and administrative	26,221	27,477
Marketing and admissions	67,838	61,327

Total operating expenses	241,129	219,020

Income from operations	6,392	3,069

Interest (income)	(855)	(1,491)
Interest expense	571	758
Other (income) expense	(647)	265

Income from continuing operations before provision for income taxes	7,323	3,537
Provision for income taxes	3,143	1,200

Income from continuing operations	$4,180	$2,337
(Loss) from discontinued operations, net of tax	(2,227)	(937)

Net income	1,953	1,400

Income per share – Basic:
Income from continuing operations	$0.05	$0.03
(Loss) from discontinued operations	$(0.03)	$(0.01)

Net income	$0.02	$0.02

Income per share – Diluted:
Income from continuing operations	$0.05	$0.03
(Loss) from discontinued operations	$(0.03)	$(0.01)

Net income	$0.02	$0.02

Weighted average number of common shares outstanding:
Basic	84,629	86,309
Diluted	85,868	87,540

Selected Consolidated Balance Sheet Data
	September 30, 2007	June 30, 2007
	(Unaudited)
Cash, restricted cash, and marketable securities	$22,061	$114,789
Receivables, net (including long term notes receivable)	$101,170	$85,214
Current assets	$193,604	$274,879
Total assets	$659,728	$733,935
Current liabilities	$152,661	$151,239
Long-term debt and capital leases (including current portion)	$48,558	$128,438
Total liabilities	$270,445	$348,513
Total stockholders' equity	$389,283	$385,422

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